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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MAY 24, 2007

                                ABLE ENERGY, INC.
                 (Exact name of registrant specified in charter)

        DELAWARE                      001-15035                22-3520840
(State of Incorporation)      (Commission File Number)       (IRS Employer
                                                           Identification No.)


                     198 GREEN POND ROAD, ROCKAWAY, NJ 07866
               (Address of principal executive offices) (Zip Code)

                                 (973) 625-1012
                          Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On May 30, 2007, Able Energy, Inc. ("Able") announced that it is about to complete its business combination with All American Plazas ("AAP"), its largest shareholder. This business combination will result in Able Energy acquiring and operating eleven multi-use truck stop plazas owned by AAP and assuming certain of AAP's debt.

Able will issue to AAP 10 million restricted shares of its common stock in consideration for the combination, which was approved by more than a two-thirds majority of Able's disinterested stockholders at a special meeting of Able's stockholders held on August 29, 2006.

In addition, Able will issue 1,666,667 shares in the name of AAP to be held in escrow. In the event that Able's Board, in exchange for additional consideration from AAP, agrees to assume AAP's obligations as to certain convertible debentures it had previously issued, then the escrowed shares will be issued to the debenture holders that elect to convert their debentures into Able common stock, with any remaining escrowed shares to be released to AAP. The Board's determination to assume the convertible debentures will be based on whether or not the debenture holders elect to convert their respective debentures into shares of Able's common stock and the additional consideration to be provided by AAP. In the event that the debenture holders do not elect to convert or the Board does not agree to assume the debenture obligations, then all of the shares held in escrow will be released to AAP.

After Able issues the shares to AAP, Able will have 14,808,090 shares of common stock issued and outstanding (which includes the 1,666,667 shares held in escrow), of which 11 million shares (not including the shares held in escrow), or approximately 74.3% of Able's outstanding shares, will be owned by AAP. The closing price of Able's common stock on Tuesday, May 29, 2007 was $1.62.

Both AAP and its controlling stockholder have agreed to a voting lock-up of the shares that AAP holds in Able regarding election of member's of Able's Board until such time as AAP and its majority stockholder no longer hold a majority of Able's issued and outstanding shares of common stock.

ITEM 3.02    UNREGISTERED SALES OF EQUITY SECURITIES.

See Item 2.01 above. The shares issued to AAP are exempt from registration in reliance upon Section 4(2) of the Securities Act and/or Regulation D of the Securities Act, as such shares were issued in a transaction between Able and an accredited investor (AAP) without any public solicitation and Able reasonably believes that AAP is acquiring the shares for investment purposes and not with a view towards distribution.

ITEM 5.01    CHANGE IN CONTROL OF REGISTRANT.

As a result of the transaction described in Item 2.01 of this current report, AAP, Able's largest stockholder, increased its ownership percentage in Able from 33.1% to 74.3%. Such ownership percentage can increase to as much as 85.5% of the outstanding shares of Able common stock in the event that all of the escrowed shares are released to AAP.

Both AAP and its controlling stockholder have agreed to a voting lock-up of the shares that AAP holds in Able regarding election of member's of Able's Board until such time as AAP and its majority stockholder

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no longer hold a majority of Able's issued and outstanding shares of common stock. Pursuant to this voting lock-up, AAP will, at the direction of Able, either (a) abstain from voting its shares with respect to any election, appointment or removal of any director of Able or (b) vote such shares in favor of any such director designee which is recommended by Able or its nomination committee of the Board of Directors.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 24, 2007, Gregory D. Frost, gave notice to the Board of Directors that, he was ending his leave of absence as Chief Executive Officer of Able and Chairman of the Board, and was resuming his duties of those offices effective as of the date of his notice. Mr. Frost's business experience and his participation in any related party transactions are set forth in Able's annual report on Form 10-K for the year ended June 30, 2006.

Effective May 24, 2006, Mr. Christopher P. Westad stepped down as the acting Chief Executive Officer of the Company. Mr. Westad, however, will continue to serve as Able's President.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGES IN FISCAL YEAR.

On May 29, 2007, Able amended its certificate of incorporation to increase its authorized common stock from 10 million shares to 75 million shares. This amendment was approved by stockholders at special meeting held on August 29, 2006.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

      (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

      The financial statements required by this Item will be filed by amendment not later than 71 calendar days after the date that this Report on Form 8-K was due to be filed.

      (b)  PRO FORMA FINANCIAL INFORMATION

      The financial statements required by this Item will be filed by amendment not later than 71 calendar days after the date that this Report on Form 8-K was due to be filed.

The following exhibits are furnished with this report:

Exhibit No.                          Description
-----------                          -----------

3.1          Certificate of Amendment to the Certificate of Incorporation.
99.1         Press release of Able Energy, Inc. dated May 30, 2007.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 30th day of May, 2007.


                                         ABLE ENERGY, INC.


                                         By:    /s/ Gregory D. Frost
                                            ---------------------------------
                                         Name:  Gregory D. Frost
                                         Title: Chief Executive Officer




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